UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

January 10, 2007
Date of report (Date of earliest event reported)

C2 GLOBAL TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA
(State or Other Jurisdiction of
Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

40 King Street West, Suite 3200, Toronto, Ontario, Canada, M5H 3Y2

(Address of Principal Executive Offices and Zip Code)

(416) 866-3000
(Registrants Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement

On January 10, 2007, C2 Global Technologies Inc., a Florida corporation (together, with all subsidiaries and affiliates, the “Company”) and Laurus Master Fund, Ltd. (“Laurus”), settled all outstanding obligations owed by the Company to Laurus under a certain Master Security Agreement, dated as of October 14, 2004, as subsequently amended, restated and supplemented (the “Security Agreement”).

The parties executed a payoff letter which outlined the terms and provisions of the debt settlement and termination of the Security Agreement and all of the Company’s outstanding obligations thereunder. Pursuant to the terms of the secured convertible term note dated as of October 14, 2004 (the “Note”), which was issued in connection with the Security Agreement and due October 14, 2007, Laurus converted a portion of the principal amount of debt owed thereunder into 10,000 shares of common stock of the Company and agreed to discharge the remaining balance of the debt in consideration of cash payment in the amount of $1,388,000 payable on January 11, 2007. The principal amount of the Note that was outstanding prior to the conversion of the 10,000 shares was $1,323,530.

The funds required to make the cash payment were loaned to the Company by its majority shareholder, Counsel Corporation, pursuant to a promissory note due October 31, 2007 which bears interest at 10% per annum accruing to principal quarterly and which is secured by the assets that had secured the Laurus Note.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits.

N/A.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C2 Global Technologies Inc.

Date: January 17, 2007	By:	/s/ Stephen A. Weintraub
		Name:	Stephen A. Weintraub
		Title:	Executive Vice President, Corporate Secretary and Chief Financial Officer